Exhibit 99

Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY ANNOUNCES THIRD QUARTER RESULTS

BATON ROUGE, Louisiana (May 7, 2003) – Piccadilly Cafeterias, Inc. (AMEX:PIC) today announced its operating results for the third quarter and three quarters ended April 1, 2003. The Company incurred a net loss for the quarter ended April 1, 2003, of $(2.4) million, or $(0.23) per share, compared with net income of $3.1 million, or $0.30 per share, for the quarter ended March 31, 2002. For the three quarters ended April 1, 2003, the Company incurred a net loss of $(9.1) million, or $(0.84) per share, compared with net income of $3.5 million, or $0.33 per share, for the three quarters ended March 31, 2002.

The Company’s net sales for the quarter ended April 1, 2003, were $82.4 million compared with $89.7 million for the quarter ended March 31, 2002, a net decline of $7.3 million, or 8.1%. Net sales from the third quarter of last year include $2.0 million for cafeterias that are now closed. This year’s third quarter was one day longer than the third quarter of last year, increasing comparable net sales by $0.8 million. Same-store sales for the third quarter were down $6.1 million, or 7.0%, from last year’s third quarter. For the four-week periods ended January 28, 2003, and February 25, 2003, and the five-week period ended April 1, 2003, same-store sales were down 7.5%, 8.0%, and 6.8%, respectively.

The Company’s net sales for the three quarters ended April 1, 2003, were $255.5 million compared with $276.6 million for the three quarters ended March 31, 2002, a decline of $21.1 million, or 7.6%. Net sales from the first three quarters of last year include $6.6 million for cafeterias that are now closed. This year’s first three-quarter period was one day shorter than the same three-quarter period of last year, lowering comparable net sales by $1.3 million. Same-store sales for the three-quarter period ended March 31, 2003, were down 4.9% compared with the same period last year.

The Company believes that a sluggish economy and international events had a negative impact on the mid-scale dining segment in which the Company operates, thereby reducing the dining frequency of the Company’s guest base. The impact was more noticeable in cafeterias located in regional shopping malls. These cafeterias comprise approximately one-half of all of the Company’s cafeterias. Same-store sales for mall cafeterias were down 9.7% for the third quarter while the Company’s non-mall cafeterias were down 5.4%.

Several items had an impact on the comparability of operating results year over year:

Asset impairment charges. During the quarter ended April 1, 2003, the Company recorded asset impairment charges of $0.9 million related to one cafeteria with recent sales trends that indicate that future cash flows will not be sufficient to recover its net carrying value.

During the quarter ended December 31, 2002, the Company recorded asset impairment charges of $5.8 million relating to 48 cafeterias with low sales volumes that were operating at the end of the quarter, including 40 cafeterias located in regional shopping malls. In total, these cafeterias generated, before allocation of corporate overhead, net losses of $(2.4) million and $(1.0) on net sales of $36.2 million and $39.7 million for the first three quarters of fiscal 2003 and 2002, respectively. During the third quarter of fiscal 2002, the Company recorded $0.2 million of asset impairment charges.

Loss on early retirement of debt. Net income (losses) from continuing operations for the three quarters ended April 1, 2003 and March 31, 2002, also include losses from the early retirement of debt of $1.3 million and $1.9 million, respectively. During fiscal 2003, the Company repaid $8.7 million of its long-term debt pursuant to excess cash flow offers required by its debt agreements. During fiscal 2002, the Company repaid $9.4 million of its long-term debt with the net proceeds from a sale-leaseback transaction, repaid $3.7 million of its long-term debt using available cash, and refinanced its working capital credit facility. Losses from the early retirement of debt include the prorata portion of unamortized financing costs and prepayment premiums.

Team member benefits. The Company made changes to its team member benefit plans during fiscal 2002, significantly reducing the Company’s costs for these plans. Additionally, the Company utilized the remaining assets of an over-funded benefit trust fund to reduce its ongoing expenditures for team member benefits. In total, team member benefit expense was $3.8 million lower for the three quarters ended April 1, 2003, compared with last year. Most of the benefit plan changes were effective January 1, 2002.

Discontinued operations. Sixteen cafeterias were closed during the three quarters ended April 1, 2003 and are accounted for as discontinued operations. Net loss from discontinued operations for the quarters ended April 1, 2003 and March 31, 2002, was $(0.4) million and $(0.1) million, respectively. Net loss from discontinued operations for the three quarters ended April 1, 2003 and March 31, 2002, was $(0.4) million and $(0.5) million, respectively. Results of discontinued operations for the second quarter of fiscal 2003 include a gain of $0.8 million from the sale of a closed cafeteria.

The Company expects to close 17 cafeterias during the fourth quarter ending July 1, 2003 of which 11 had closed as of May 7, 2003, and expects to record a closing charge in the fourth quarter for closing costs of approximately $4.6 million. For the quarters ended April 1, 2003 and March 31, 2002, these cafeterias generated net losses of $(0.6) million and $(0.5) million, respectively, on net sales of $4.2 million and $4.9 million, respectively. For the three quarters ended April 1, 2003 and March 31, 2002, these cafeterias generated net losses of $(2.1) million and $(1.3) million, respectively, on net sales of $13.4 million and $15.1 million, respectively.

Income tax benefit. During the quarter ended April 1, 2003, the Company applied to the Internal Revenue Service for certain tax accounting method changes. As a result of these changes, the Company also filed a refund claim to carry back the tax net operating loss generated in its 2002 tax year to prior years, which were previously outside the permitted carry back period until the enactment of the Job Creation and Work Assistance Act of 2002. At December 31, 2002, the Company estimated that the amount of the refund would be approximately $2.0 million. As a result of finalizing the return in the quarter ended April 1, 2003, the actual refund claim was $2.5 million. Likewise, in fiscal 2002 the Company filed a $2.0 million refund claim with the Internal Revenue Service to carry back net operating losses recognized in its 2001 tax year to its 1996 tax year. Because a full valuation allowance had previously been established for the Company’s net deferred tax assets, including net operating losses, these refunds resulted in adjustments to the valuation allowance and tax benefits of approximately $2.5 million for fiscal 2003, $2.0 million of which was recognized in the quarter ended December 31, 2002, and $0.5 million of which was recognized in the quarter ended April 1, 2003, and $2.0 for fiscal 2002.

Marketing. The Company remains focused on improving cafeteria guest traffic. To that end, the Company launched two new marketing initiatives during its third quarter ended April 1, 2003. On Tuesday, Piccadilly guests may enjoy "Chef’s Carving Day," which includes hand-carved turkey, ham, corned beef or roast beef with three side items of salads and desserts, priced at $5.99. On Thursday, "Kid’s Day", kids can enjoy new kid-friendly menu items like popcorn chicken, popcorn shrimp, potato smiles and pudding with gummy worms. The meal includes an entrée, two sides, a choice of Jell-O, pudding or cupcake, and a drink for just $0.99. The Company will continue its "Delicious Desserts Wednesdays," where Piccadilly guests may enjoy one of Piccadilly’s made-from-scratch desserts for only $0.79.

These campaigns did not generate a sustained sales increase and the related broadcast media was cancelled in the latter part of the third quarter. Marketing expenses as a percent of net sales were 3.2% and 2.3% for the quarters ended April 1, 2003 and March 31, 2002, respectively. Marketing expenses as a percent of net sales were 3.0% and 1.9% for the three quarters ended April 1, 2003 and March 31, 2002, respectively.

Management Change. The Company announced on May 5, 2003, that its Board of Directors had accepted the resignation of Ronald A. LaBorde as the Company’s chief executive officer and as member of its Board of Directors. The Board of Directors also announced that it had entered into an agreement with PMCM, LLC., an affiliate of Phoenix Management Services, Inc., of Chadd’s Ford, Pennsylvania. Phoenix is an operationally-focused turnaround management firm. Under the agreement, PMCM agreed to provide to the Company the services of Mr. Vincent Colistra, who will be in charge of the engagement and serve as the chief restructuring adviser to the Company, and Mr. John G. "Jack" McGregor, who will serve as the interim chief executive officer of the Company. PMCM has been engaged to provide financial advisory, management and restructuring services to the Company. The Company expects that PMCM will perform these services for the foreseeable future.

Azam Malik, President and Chief Operating Officer, commented, "Our current operating environment is challenging. Not only has the mid-scale segment of the restaurant industry experienced negative traffic in recent periods, but the cafeteria/buffet segment in particular has also suffered from significant sales declines. We remain focused on stabilizing sales trends and are committed to improving the operating performance at existing sales levels through improvements in operating efficiencies."

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates 179 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company visit the Company’s website at www.piccadilly.com.

The Company will provide an online Web simulcast of its third quarter of fiscal 2003 earnings conference call on May 8, 2003. The live broadcast of Piccadilly's conference call will begin at 3:00 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue through June 8, 2003. A link to these events will be available at the Company's website: www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations may differ materially from actual results.  These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, the ability to secure long-term financing, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.

STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands – except per share data)
	Quarter Ended		Three Quarters Ended
	April 1	March 31	April 1	March 31
	2003	2002	2003	2002
	(91 days)	(90 days)	(273 days)	(274 days)
Net sales	$82,389	$89,696	$255,543	$276,583
Cost and expenses:
Cost of sales	47,005	50,498	147,780	154,662
Other operating expense	32,421	33,058	97,580	103,561
General and administrative expense	2,922	2,806	8,596	8,657
Other expense (income)	(40)	(52)	(691)	(430)
Interest expense	1,739	1,895	5,425	6,018
Loss on early retirement of debt	---	---	1,326	1,906
Provision for cafeteria impairments	911	230	6,752	230
	84,958	88,435	266,768	274,604
Income (loss) from continuing operations before income taxes	(2,569)	1,261	(11,225)	1,979
Provision for income taxes (benefit)	(520)	(2,026)	(2,520)	(2,026)
Income (loss) from continuing operations	(2,049)	3,287	(8,705)	4,005
Discontinued operations:
Loss from operations	(391)	(143)	(1,238)	(547)
Gain on disposal of cafeterias closed	---	---	831	---
Net loss from discontinued operations	(391)	(143)	(407)	(547)
Net income (loss)	$(2,440)	$3,144	$(9,112)	$3,458
Weighted average number of shares outstanding – basic	10,900	10,510	10,885	10,508
Weighted average number of shares outstanding – assuming dilution	10,900	10,546	10,885	10,523
Income (loss) per share from continuing operations – basic and assuming dilution	$(.19)	$.31	$(.80)	$.38
Discontinued operations per share – basic and assuming dilution	$(.04)	$(.01)	$(.04)	$(.05)
Net income (loss) per share – basic and assuming dilution	$(.23)	$.30	$(.84)	$.33

CONDENSED BALANCE SHEETS (Unaudited)
(Amounts in thousands except share data)
Balances at	April 1	July 2
	2003	2002
ASSETS
Current assets
Cash and cash equivalents	$1,958	$5,661
Accounts and other receivables	888	952
Income taxes recoverable	303	---
Inventories	10,584	11,286
Other current assets	1,924	1,541
Total current assets	15,657	19,440
Property, Plant and Equipment	213,107	243,416
Less allowances for depreciation	126,963	144,021
Net property, plant and equipment	86,144	99,395
Goodwill	3,305	3,705
Other assets	9,369	11,155
Total assets	$114,475	$133,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long term debt, net of $766,000 unamortized discount at July 2, 2002	$ ---	$9,112
Accounts payable	6,280	7,831
Accrued interest	2,051	984
Accrued salaries, benefits and related taxes	12,674	12,973
Accrued rent	3,440	3,502
Other accrued expenses	4,415	4,592
Total current liabilities	28,860	38,994

Notes payable, net of $2,621,000 and $2,927,000 unamortized discount at April 1, 2003 and July 2, 2002, respectively	36,596	34,695
Reserve for cafeteria closings	3,008	5,163
Other noncurrent liabilities, less current portion	8,285	8,039
Minimum pension liability	22,538	22,538

Shareholders’ equity
Preferred stock, no par value; authorized 50,000,000 shares; issued and outstanding: none	---	---
Common stock, no par value, stated value $1.82 per share; authorized 100,000,000 shares; issued and outstanding: 10,910,221 shares at April 1, 2003 and 10,880,453 shares at July 2, 2002	19,782	19,782
Additional paid-in capital	18,506	18,506
Retained earnings (deficit)	(562)	8,680
	37,726	46,968
Less treasury stock at cost: 14,864 Common Shares at July 2, 2002	---	164
Less accumulated other comprehensive loss	22,538	22,538
Total shareholders’ equity	15,188	24,266
Total liabilities and shareholders’ equity	$114,475	$133,695